Exhibit 99.1

For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES FIRST QUARTER EARNINGS

CORNELIA, GA.    May 1, 2008, Habersham Bancorp (NASDAQ: HABC) reports first quarter earnings of $59,000 or $.02 per diluted share, a decrease of 94% when compared to first quarter earnings of $984,000 or $.33 per diluted share in the first quarter of 2007.

The decrease in total earnings resulted principally from a decrease in net interest income of approximately $1.5 million and additional expense from a provision for loan loss of approximately $423,000.  The decrease was partially offset by an increase in noninterest income of approximately $237,000 and a decrease in noninterest expense of approximately $112,000 when comparing the first quarter of 2008 as compared to the first quarter of 2007.   The decrease in net interest income resulted from: 1) an increase in the total dollar balances of loans on nonaccrual status and,  2) the total dollar balances of variable rate loans tied to a decreasing prime interest rate.   Nonperforming assets increased approximately $8.9 million from December 31, 2007 to March 31, 2008 as a result of increases in nonaccrual loans and other real estate totaling $5.0 million and $3.9 million, respectively.

The net interest margin for the first quarter of 2008 was 3.31% when compared to 4.65% for the first quarter of 2007.  Average interest-bearing assets and average interest-bearing liabilities increased approximately $.6 million and $30.6 million, respectively, when comparing first quarter of 2008 to first quarter of 2007.

Total assets of $521.6 million at March 31, 2008 reflect an increase of $7.4 million or 1.44% from $514.2 million at December 31, 2007.   Increases in the investment securities portfolios, cash and cash equivalents balances and in other assets of approximately $6.8 million, $6.6 million and $4.7 million, respectively, were offset by deceases in the loan and loans held for sale portfolios of approximately $10.7 million.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited)
(dollar amounts in thousands, except per share amounts)

Earnings Summary	Three Months Ended March 31,
	2008	2007

Interest income	$7,603	$9,038
Interest expense	4,000	3,980
Net interest income	3,603	5,058
Provision for loan losses	423	-
Net interest income after provision for loan losses	3,180	5,058
Other income	1,030	915
Investment securities gains	127	5
Other expense	4,474	4,586
(Loss) earnings before income tax (benefit) expense	(137)	1,392
Income tax (benefit) expense	(196)	408
Net earnings	$59	$984
Net earnings per share – basic	$.02	$.33
Net earnings per share – diluted	$.02	$.33
Weighted average number of common shares outstanding	2,818,593	2,968,593
Weighted average number of common and common equivalent shares outstanding	2,818,593	2,995,405
Cash dividends declared per common share	$.10	$.10

Balance Sheet Summary	March 31, 2008	December 31, 2007
Total Assets	$521,640	$514,219
Loans, net	338,563	348,251
Deposits	402,695	390,267
Stockholders’ Equity	54,062	54,182

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